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                                                                   EXHIBIT 10.23

                         LONG-TERM RETENTION AGREEMENT

         THIS LONG-TERM RETENTION AGREEMENT (this "Agreement") is made as of this 15th day of March , 1999, between PROMUS HOTEL CORPORATION (the "Company") and Thomas L. Keltner (the "Executive").

                                    RECITALS

         WHEREAS, the Company desires to provide incentives under this Agreement for the retention of the Executive through January 1, 2001 and beyond;

         NOW, THEREFORE, in consideration of the mutual promises set forth below, and for other good and valuable consideration, the sufficiency of which is acknowledged, the Company and the Executive hereby agree as follows:

                                    AGREEMENT

         1.       DEFINITIONS

         Capitalized terms used herein shall have the following meanings:

                  (a) "Board" shall mean the Board of Directors of the Company.

                  (b) "CAPE Plan" shall mean the Promus Hotel Corporation Capital Accumulation Plan for Executives, as amended from time to time, or any successor deferred compensation plan for executives of the Company that is substantially similar to such plan.

                  (c) "Cause" for termination of the Executive's employment shall mean:

                      (A) the Executive's engaging in willful gross neglect of his duties with the Company, or the Executive's fraud or dishonesty in connection with his performance of duties to the Company, in either case which has a materially detrimental effect on the business or operations of the Company; or

                      (B) the Executive's conviction by a court of competent jurisdiction of any crime (or upon entering a plea of guilty or nolo contendere to a charge of any crime) constituting a felony.

                  (d) "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  (e) "Company" shall mean Promus Hotel Corporation, or any successor corporation that assumes this Agreement under Section 5 hereof or otherwise becomes bound by this Agreement.

                  (f) "Effective Date" shall mean the date this Agreement is executed by


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the Company and the Executive, as first noted at the top of this Agreement.

                  (g) "Good Reason" for the Executive's voluntary termination of employment shall mean the occurrence of any of the following events without the Executive's prior written consent:

                      (A) any reduction in the Executive's annual base salary as in effect on the Effective Date of this Agreement; or

                      (B) any reduction in the Executive's target or maximum bonus percentage under the Company's annual bonus plan from the percentage in effect at the Effective Date of this Agreement; or

                      (C) a relocation by more than 50 miles from the Executive's principal place of business as of the Effective Date of this Agreement, or the Company's requiring the Executive to locate anywhere that is more than 50 miles from the Executive's principal place of business as of the Effective Date of this Agreement.

         The Executive shall provide the Company with 30-day advance written notice of a termination for Good Reason setting forth in reasonable detail the facts and circumstances claimed to provide a basis for the termination. Such notice may be given at any time following the occurrence of the events that provide the basis for the termination; provided, however, that (a) where a termination for Good Reason is on account of relocation, as provided in item (C) above, such notice shall be provided within one (1) year of the effective date of such relocation. If within the thirty (30) day notice period, the Company takes actions reasonably satisfactory to the Executive to remedy the basis for the Good Reason termination, such notice of termination shall be considered null and void; provided, however that the Company shall not have the right to remedy a Good Reason termination occurring on the basis of a relocation as described in item (C) above. The date of termination for a termination for Good Reason shall be the expiration of the 30-day notice period provided for above.

                  (h) "Retention Period" means the period beginning on the Effective Date and ending on January 1, 2001.

          2.       RETENTION BENEFIT; CREDIT TO CAPE PLAN

                  (a) Credit to CAPE Plan. In consideration for the Executive's services to be rendered during the Retention Period and as an inducement for Executive to remain in the employ of the Company and devote his best efforts to the success of the Company during the Retention Period, the Company agrees, subject to the provisions of this Section 2, to credit to the account of the Executive under the CAPE Plan the aggregate amount of 1,050,000 dollars (U.S. $1,050,000) (the "Retention Payment"). Amounts credited to the Executive's CAPE Plan account shall thereafter be governed exclusively by the terms and conditions of the CAPE Plan.

                  (b) Normal Timing of Credits; No Interest. Except as provided in Sections 2(c) and 2(d) below, the Retention Payment shall be credited to the Executive's



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account under the CAPE Plan in two equal installments. The first such installment shall be credited as of January 1, 2000, and the second installment shall be credited as of January 1, 2001. No interest will be earned on the installments prior to being credited to the Executive's CAPE Plan account.

                  (c) Early Crediting. In the event that the Executive's employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason or in the event of the Executive's Death or total and permanent Disability, then any portion of the Retention Payment that has not already been credited to the Executive's account under the CAPE Plan shall be so credited as of the date immediately prior to such termination of employment.

                  (d) Forfeiture of Right to Future Credits. If the Executive's employment terminates for any reason other than as described in Section 2(c) above, then the Executive shall lose all rights to that portion of the Retention Payment (if any) that has not yet been credited to Executive's CAPE Plan Account as of the date of such termination. The Executive shall not receive partial or pro-rata credit for the year in which the termination occurred. All amounts previously credited to the Executive's CAPE Plan account shall be governed by the terms and conditions of the CAPE Plan.

         3.       EXCISE TAX REIMBURSEMENT

                  (a) Gross-Up Payment. In the event it shall be determined that any payment, benefit or distribution by the Company or any other person or entity to or for the Executive's benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, or whether prior to or following the Effective Date, in connection with, or arising out of, the Executive's employment with the Company (a "Payment") will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code, the Company shall pay to the Executive at the time specified in Section 3(c) below, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the payments and any federal (and state and local) income tax, employment tax, and Excise Tax upon the payment provided for by this paragraph, shall be equal to the amount of the Payments.

                  (b) Calculation of Gross-Up Payment. For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax the following will apply:

                      (i) any payments or benefits received or to be received by the Executive in connection with this Agreement or a Reorganization Event shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to the Executive such other payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the



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base amount within the meaning of Section 28OG(b)(3) of the Code, or are otherwise not subject to the Excise Tax; and

                      (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Company's independent auditors in accordance with proposed, temporary or final regulations under Sections 280G(d)(3) and (4) of the Code or, in the absence of such regulations, in accordance with the principles of Section 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date the Payments were made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the amount of Excise Tax attributable to Payments is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, he shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax, employment tax and federal (and state and local) income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal (and state and local) income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2) (B) of the Code. In the event that the Excise Tax attributable to Payments is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

                  (c) Method of Payment. The Gross-Up Payment applicable with each payment made under this agreement shall be made in a cash lump-sum payment, net of any required tax withholding, upon the fifth (5th) business day following the date of termination of the Executive's employment or by the last day of the calendar year in which the payment is made whichever occurs first; provided, however, that if the amounts of the Gross-Up Payment cannot be finally determined on or before such day, the Company shall pay on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payment. Any portion of the Gross-Up Payment that is not made in a timely manner shall bear interest at a rate equal to one-hundred twenty (120) percent of the monthly compounded applicable federal rate, as in effect under Section 1274(d) of the Code for the month in which the payment is required to be made. In the event that the amount of the estimated Gross-Up Payment exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company payable on the fifth day after demand by the Company with interest at the rate provided under Section 1274(d) of the Code until paid.



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         4.       NO MITIGATION OR OFFSET

         The amount of any payment or benefit to which the Executive becomes entitled herein shall not be reduced by any compensation earned by the Executive as the result of retirement benefits, nor by offset against any amount claimed to be owed to the Company by reason of a claimed breach by the Executive of his obligations to the Company.

         5.       SUCCESSORS, BINDING AGREEMENT

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

                  (b) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees.

         6.       NOTICE

         Any notice required or permitted to be given by this Agreement shall be effective only if in writing, delivered personally against receipt therefor or mailed by certified or registered mail, return receipt requested, to the parties at the addresses hereinafter set forth, or at such other places that either party may designate by notice to the other.

         Notice to the Company shall be addressed to:

                  Promus Hotel Corporation
                  755 Crossover Lane
                  Memphis, Tennessee 38117
                  Attention: General Counsel

         Notice to the Executive shall be addressed to him at the business address of the Company where the Executive is employed, with a copy to him at his home address as follows:

                  3480 Windgardner Cove
                  Memphis, TN 38125

         All such notices shall be deemed effectively given five (5) days after the same has been deposited in a post box under the exclusive control of the United States Postal Service.



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         7.       MISCELLANEOUS

         No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         8.      COUNTERPARTS

         This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         9.       ARBITRATION

         Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Memphis, Tennessee accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction.

         10.     PAYMENT OF LEGAL FEES

         Each party shall pay its own legal fees and expenses incurred in connection with any arbitration (or other proceeding whether or not instituted by the Company or the Executive), relating to the interpretation or enforcement of any provision of this Agreement (including any action seeking to obtain or enforce any right or benefit provided by this Agreement) or in connection with any tax audit or proceeding relating to the application of Section 4999 of the Code to any payment or benefit provided by the Company.

         11.     NO RESTRICTIONS ON EMPLOYMENT RIGHTS

         This contract is in relation to certain benefits and compensation only and is not to be construed as an employment contract for a definite term. Nothing in this Agreement shall confer on the Executive any right to continue in the employ of the Company or shall interfere with or restrict the rights of the Company, which are expressly reserved, to discharge the Executive at any time for any reason whatsoever, with or without Cause. Nothing in this Agreement shall restrict the right of the Executive to terminate his employment with the Company at any time for any reason whatsoever, with or without Good Reason.



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         IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

                                       PROMUS HOTEL CORPORATION


                                       /s/ Kelly Jenkins
                                       -------------------------------------
                                       Name:
                                       Title:
                                       Date: 3/15/99


                                       THE EXECUTIVE

                                       /s/ Thomas L. Keltner
                                       -------------------------------------
                                       Name:
                                       Date: 3/15/99





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